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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of Kulicke and Soffa Industries, Inc. on Form S-3 of our report relating to the consolidated financial statements of Circle "S" Industries, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, dated March 29, 1995 except for Note 11, as to which the date is April 10, 1995 and Note 12, as to which the date is July 24, 1995, which appears in the Current Report on Form 8-K of Kulicke and Soffa Industries, Inc. dated September 14, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus, which is part of the Registration Statement.

                                          /s/ Deloitte & Touche LLP

Birmingham, Alabama
September 15, 1995